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                                                                      Exhibit 99

Editorial Contacts:    Joseph C. Vagi
                       Alcoa Inc.
                       804-281-4646

                       Francis McAllister
                       BHP Billiton United States
                       Tel: +1 713 961 8625
                       Mobile: +1 713 480 3699
                       email: Francis.R.McAllister@bhpbilliton.com
                              ------------------------------------

Investor Relations:    Charles D. McLane
                       Alcoa Inc.
                       212-836-2674

                       Francis McAllister
                       BHP Billiton United States
                       Tel: +1 713 961 8625
                       Mobile: +1 713 480 3699
                       email: Francis.R.McAllister@bhpbilliton.com
                              ------------------------------------

ALCOA AND BHP BILLITON AGREE TO MERGE NORTH AMERICAN METALS DISTRIBUTION BUSINESSES

     PITTSBURGH and MELBOURNE, AUSTRALIA, August 19, 2001 -- Alcoa Inc. and BHP Billiton today announced agreement had been reached regarding the merger of Alcoa's North American metals distribution business, Reynolds Aluminum Supply Company (RASCO), with the BHP Billiton Group's North American metals distribution business, Vincent Metals Goods in the U.S. and Atlas Ideal Metals in Canada, collectively known as (NAMD).

     Alcoa and BHP Billiton will each own 50% of the independent company. The combined company will have 3,000 employees and 90 metals distribution service centers across North America. Combined revenues of the distribution businesses would have been $2.1 billion for the fiscal year 2000.

     Chief executive officer of the new company, Harry Jones, said: "We expect to find opportunities to leverage technologies and synergies in processing equipment, information systems, engineering, technical support and the expertise of our combined workforces." Mr. Jones is currently CEO of NAMD.

     Mike Goldberg, chief operating officer (COO) of NAMD, will be COO at the new company. Everett Chesley, vice president of Finance at RASCO, will be chief financial officer of the combined company.

     Both shareholders as well as the executive management team are committed to ensure that the new company benefits from strong leadership and employee participation drawn equally from both companies.

                                     -more-
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     Don Cowles, president of RASCO, noted that, "The metals distribution/supply chain management industry is in a period of change. We feel that combining RASCO with NAMD will result in the best outcome for customers, employees, suppliers and owners." Mr. Cowles will chair the integration committee made up of representatives from both companies.

     The merger, subject to necessary regulatory approvals, is expected to close in October 2001.

     NAMD, headquartered in Minneapolis, Minnesota, is one of the largest distributors of stainless steel and aluminum in North America, serving more than 25,000 customers through 52 service centers in Canada and the United States. BHP Billiton acquired NAMD in October 2000 as part of its acquisition of Rio Algom Ltd.

     RASCO is headquartered in Richmond, Virginia and provides supply chain management of aluminum, stainless steel and other specialty metals to more than 15,000 customers through 38 locations across the United States, Canada and Mexico. RASCO is an Alcoa company.

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